Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax:   631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:	May 13, 2009

Contact:	Ms. Judith Barber Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
COMMON STOCK OFFERING

Smithtown, NY, May 13, 2009 - Smithtown Bancorp, Inc. (NASDAQ: SMTB) (the “Company”) the parent company of Bank of Smithtown, today announced that it has commenced an offering to sell up to 2.8 million shares of common stock in an underwritten public offering through Sandler O’Neill + Partners, L.P.

The shares will be issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission on Form S-3.  The Company intends to grant the underwriters an option to purchase up to an additional 200,000 shares sold to cover over-allotments, if any.

The Company expects to use the net proceeds from this offering for general corporate purposes which may include, among other things, support for continued organic growth.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus and prospectus supplement, copies of which may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022 or by calling 1-866- 805-4128.

BACKGROUND

Smithtown Bancorp, Inc., through its wholly owned subsidiary Bank of Smithtown, has assets of $2.2 billion and deposits of $1.7 billion as of March 31, 2009.   Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank and is the largest independent commercial bank headquartered on Long Island.  Bank of Smithtown provides financial services to individuals, families and businesses through 21 branch offices.  The stock of Smithtown Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “SMTB”.

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FORWARD LOOKING STATEMENTS

Statements in this news release regarding Smithtown Bancorp, Inc. that are not historical facts are “forward-looking statements”.  These statements reflect management’s views of future events, and involve risks and uncertainties.  For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made.  Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.